UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 27, 2012

PC Mall, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-25790	95-4518700
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1940 E. Mariposa Ave.

El Segundo, California 90245

(Address of principal executive offices)(zip code)

(310) 354-5600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 3, 2012, the Company announced that Oren J. Hartman, age 42, has been hired to serve as Executive Vice President of Corporate Sales effective December 3, 2012. Mr. Hartman, reporting to the Company’s CEO, will be responsible for PCM’s effort in the small and mid-sized business market.

Mr. Hartman was most recently working as a consultant in the IT space, and spent almost 16 years at CDW Corporation.  There he held various leadership positions including serving as CDW’s Vice President of National Sales and Services, where he had responsibility for growing CDW’s solutions sales through its sales forces in the US and Canada. Mr. Hartman graduated from the University of Wisconsin in Madison with a degree in Economics.

The Company entered into an employment agreement with Mr. Hartman (the “Agreement”) pursuant to which he will serve as the Company’s Executive Vice President of Corporate Sales and will report to the Company’s Chief Executive Officer. The Agreement provides for an initial annual base salary of $317,500, and eligibility to participate in the Company’s executive bonus plan or program as in effect from time to time. Mr. Hartman will initially be eligible to receive a targeted bonus of $120,000, which may be increased or decreased in the event that the Company exceeds or fails to meet its annual financial and performance goals or otherwise in the discretion of the Company. Mr. Hartman’s agreement also provides for a $60,000 minimum bonus for 2013. The terms and conditions of the bonus will be based on the achievement of pre-determined objective performance goals set forth in writing to be established by the Company’s compensation committee.

In connection with his commencement of employment, Mr. Hartman has been granted options to purchase 150,000 shares of the Company’s common stock, which will vest quarterly over a six year period. The option grant will have an exercise price equal to the closing price of the Company’s common stock on December 3, 2012.

Mr. Hartman’s employment is “at will,” however in the event the Company terminates Mr. Hartman’s employment without cause, Mr. Hartman will be entitled, subject to certain conditions, to severance payments consisting of six months base salary in effect at the time of termination plus six months of COBRA payments in the event Mr. Hartman makes an applicable COBRA election. Mr. Hartman will also be eligible to participate in the Company’s benefit plans made generally available to similarly situated employees of the Company, including group medical, life and disability insurance, and retirement programs.

The Company expects enter into an indemnification agreement with Mr. Hartman substantially in the form entered into with each of the Company’s other current directors and executive officers, which was filed as Exhibit 10.48 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 (and is incorporated herein by reference). The indemnification agreement provides for the maximum indemnity available to directors and officers under Section 145 of the Delaware General Corporation Law.

A copy of Mr. Hartman’s employment agreement with the Company is attached hereto as Exhibit 10.1.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits.

10.1                        Employment agreement by and between Oren J. Hartman and PC Mall, Inc., effective November 27, 2012

99.1                        Press Release dated December 3, 2012 titled PC Mall Announces the Hiring of Oren J. Hartman as Executive Vice President of Corporate Sales

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PC MALL, INC.

	By:	/s/ Brandon H. LaVerne
	Name:	Brandon H. LaVerne
	Title:	Chief Financial Officer

Dated: December 3, 2012

EXHIBIT INDEX

Exhibit	Description

10.1	Employment agreement by and between Oren J. Hartman and PC Mall, Inc., effective November 27, 2012

99.1	Press Release dated December 3, 2012 titled PC Mall Announces the Hiring of Oren J. Hartman as Executive Vice President of Corporate Sales